Exhibit 10.13

Proposal for Banking Services

To

National Money Mart Company

Bank of Montreal

Personal and Commercial Financial Services

Victoria, BC

February 2001

National Money Mart Company

Table of Contents

Cash Management Services

•	Bank Accounts
•	FirstBank Cash Concentrator Service
•	Deposit Processing
•	Returned Items/Chargeback Monitoring
•	Currency and Coin Orders
•	DirectLine
•	Direct Electronic Funds Transfer Service
•	Wire Payments Service
•	Cheque Clearing Facility
•	Account Reconciliation Service

Deposit Interest Arrangements

•	Canadian Dollar Accounts
•	US Dollar Accounts

Account Pricing

Telephone Verification Service

Collections

Loan Facilities

•	Operating Facilities
•	Account Offset Service

Merchant Services

•	Debit Card Processing

MasterCard Corporate Card

Key Contacts

Attachments

Cash Management Services

Bank Accounts

We will continue to maintain 13 bank accounts for Money Mart and will provide additional accounts as needed.

However, we believe that there are several advantages and timesavings available by implementing a single account for store deposits, cash parcels and chargebacks.  For example, the need for inter-account transfers would be eliminated affording the company the opportunity to use this time for more productive endeavors.  In addition, as funds are concentrated in one account, the necessity to closely monitor several accounts to ensure adequate funds for cash parcels would be not be required.

However, we recognize such a structure is not feasible at this time, as it will breach internal reconciliation procedures and controls.  Nevertheless we are receptive to working with you to identify opportunities that will make a single account feasible.

The following accounts are currently in use:

Corporate Chequing Account:  Corporate Office Canadian cheque disbursements and deposits

Corporate US Dollar Account:  Corporate Office US Dollar cheque disbursements and deposits

Store Operating Accounts:  Store deposits – Canadian cheques, cash parcels and returned items

Store US Dollar Accounts:  Store deposits – US cheques, cash parcels and returned items

US Cash Collateral Account

FirstBank Cash Concentrator Service (FCCS)

FCCS is an electronic funds transfer service, which allows your deposits to be pooled to a central concentration account from any of our branches or processing centres in Canada.  The objective of FCCS is to immediately consolidate daily deposits when received by the Bank, so they can be easily monitored or used quickly and profitably.

FCCS is particularly suited to multi-outlet locations, for the timely concentration of deposits.  A unique outlet number is assigned to each deposit location.  This number is included on deposit slips presented to the Bank.  In addition, a 25 alphanumeric character field may be optionally completed on deposit slips in order to provide additional deposit information.  This information is subsequently reproduced on daily and monthly reports.  Each deposit location is identified on both the detailed daily and monthly summary reports.  Deposits may also be grouped and reported by division number, sorted by outlet number.  This feature could be used as an effective means of identifying and reconciling daily deposits by region.  Divisional information is also reproduced on the reports.

This service is currently being used by Money Mart.  There are no changes proposed for this service however there has been a change in the format of the deposit forms.  The Bank now requires that the number of items deposited be entered on the deposit slip.  We are aware that there will be a supply of forms on hand and propose that the newly designed forms be phased in over a one year period as existing stock dwindles.  We will provide copies of the format of the newly designed forms in due course.

Deposit Processing

In locations where the Bank, through Symcor Services Inc, operates processing centres, evening delivery of deposits has been arranged.  Deposits are generally accepted up to 7:00 p.m., 8:00 p.m. in some locations, for same day value.

Regional Deposit Processing is not offered in areas where there are no processing centres.  However, similar to the arrangements in place in Ottawa, it is conceivable that deposits in other multi-store locations, such as Edmonton, could be handled in the same way, providing that the processing centres can easily identify your deposits.  The latest time for drop off would be approximately 4:00 p.m. in these areas, depending upon our courier pickup time.  If appropriate delivery times cannot be arranged, our branches can continue to process your deposits for same day value providing they are received by 3:00 p.m.

As Money Mart negotiates and subsequently deposits third party cheques to its account, the Bank requires an indemnity in this regard.  Please refer to attachment I, appended to this proposal, for the document.

Returned Item/Chargeback Monitoring

Details of returned items clearing the store operating accounts will continue to be provided electronically via the FCCS facility.  The information is provided each morning, through our Electronic Customer Access window, in report format as well as in file format, which can be downloaded into your internal system.  We recommend using this option rather than the reports provided via DirectLine, as occasionally due to a timing issue, the information provided via DirectLine may not appear to be accurate.  We will however, continue to provide the information via DirectLine as long as Money Mart deems it to be of value.

Unfortunately information relating to US dollar returned items is not available in this format, however we have arranged for the store number to be recorded in the explanation field, making the reconciliation process somewhat easier.

Bank Statements

Our service centre in Vancouver will prepare and dispatch bank statements at whatever frequency that you require.  Statements are available on a daily, weekly, semi-monthly or monthly basis and can be cut-off to coincide with your accounting cycles.  Statements can either be mailed or are available for pickup at our Saanich at Oak Branch.

Audit Confirmations

Bank confirmations and special cut-off statements for external auditors will be provided as required.

Currency and Coin Orders

We understand and appreciate your objective in eliminating the overnight vaulting of cash.  Unfortunately due to distances it is unlikely that we can improve the present situation in Ottawa or Edmonton as currency is shipped from Montreal and Calgary Currency Centres respectively.

However, in concert with your armored car carrier, Bank of Montreal is committed to assisting you in achieving your objective of reducing vaulted cash to the greatest degree possible.  We will continue to work closely with our colleagues in the various Currency Centres and well as with your armored car carrier.

We are pleased to advise that Vancouver Currency Centre will make your cash parcels available between 5:00 a.m. and 5:30 a.m. daily.  Cash parcels will be prepared from night deposits however based upon historical information there will not be adequate 50 and 100 dollar denominations deposited with Currency Centre to meet Money Mart’s needs.  These denominations must therefore be withdrawn from the Bank of Canada reserves the day before the cash parcel is delivered.  While there will be no additional labour costs etc relating to the earlier release of cash parcels, there is a cost associated with the withdrawal from the Bank of Canada.  The costs are calculated at 6.00% of the face value of the amount withdrawn.  A random three-month average of the 50 and 100 denominations ordered indicates that the monthly costs would be approximately $1500.00.  This figure is of course dependent upon the amount withdrawn.  These costs will be debited from Money Mart’s account monthly by Currency Centre.  Any change in the schedule would of course need to be coordinated with Brinks.

An earlier pickup time can also be arranged in Winnipeg.  Currently cash parcels are picked up at 3:00 p.m. and delivered the following day.  Currency Centre in Winnipeg can make parcels available at 9:30 a.m. providing that your armoured car service can accommodate this earlier time frame.  Further investigation of Money Mart’s needs in this market will need to be undertaken to ensure that there would be adequate larger denominations available.  It may be necessary to withdraw 50 and 100 denominations from the Bank of Canada in Winnipeg as well.  Similar to the situation in Vancouver, it is possible that there could be some costs relating to this activity.  Again a change of this nature would need to be coordinated with your armoured car service.

Should Money Mart decide to proceed with these earlier pick-up times, we would appreciate receiving some notice in order to make the necessary schedule changes.

Documentation Required

An updated cash parcel indemnity can be found in attachment II.

DirectLine for Windows

DirectLine electronic cash management and information service connects you via your desktop computer directly to your Bank of Montreal accounts and other business products and services.  From a single menu on your PC, you can access account balances, initiate transfers and disburse or collect payments.  DirectLine is completely menu driven and features a built in Help system to permit users to access banking information with virtually no additional operating instructions.

National Money Mart Company has utilized a number of the services available through DirectLine for several years.  Since you are very familiar with these services details have not been provided.  We will of course advise you whenever new products or features that may be of benefit to the company are introduced.

The services currently utilized by Money Mart are as follows:

•                  Real Time Banking - provides access to up-to-the-second account information, instantaneous transfers and stop payments

•                  Automated Access - eliminates repetitive inquiries

•                  Transfers between accounts – including preferred customer status for transfers between Canadian and US dollar accounts

•                  Direct Electronic Funds Transfer Service - electronic payments

•                  Market Information - access to various foreign currency rates

•                  FirstBank Cash Concentrator Service Reporting – provides details of deposits and returned items

•                  Electronic Customer Access - provides secure electronic transmission access when dialing in for FCCS details

Cash Management Services

Direct Electronic Funds Transfer Service (DEFT)

Direct Electronic Funds Transfer Service is an electronic funds transfer system, which enables clients to submit batches of payment transactions electronically to the Bank for processing and is widely used by many businesses and organizations for collection and or disbursement of funds.  The Bank delivers these payments, on your behalf, to it’s own deposit accounts, Indirect Clearers, such as trust companies, for whom it acts as agent or other Direct Clearers (financial institutions) through the automated transfer service between banks.

The DEFT service operates within the rules stipulated by the Canadian Payments Association (CPA).  You may view these rules by accessing the CPA’s website at www.cdnpay.ca.

The DEFT service receives payments from our clients via electronic file transmission or DEFT for Windows through our DirectLine service.

Money Mart currently utilizes the Deft for Windows option.  The DEFT for Windows option has been designed using familiar Windows navigation features, enabling you to easily create, maintain and transmit electronic payment instructions.  With this option, payment records are maintained on the Bank’s host system rather than your own.  An attractive feature of this service is the fixed frequency option for payments that are fixed and recurring in nature.  This eliminates the necessity to release a file to the Bank unless there are any additions, deletions or changes.  For payment files that are not fixed or recurring in nature, files must be updated prior to any file release.  With payments that are not fixed or recurring, clients, such as Money Mart, with the technical knowledge and computer capabilities, have the option of creating their own payment files for transmission to the Bank.  Using this method, files can be downloaded from your internal operating system and transmitted without additional updating.

Should Money Mart wish to change the method of transmitting files at any time, we will be pleased to make the necessary arrangements.

Wire Payment Service

Incoming Wires

Direct Credit Incoming Wire Payment Service (DCIWPS) is available to our customers who regularly receive incoming Canadian and US dollar wire payments from financial institutions worldwide.  Subscribers to the service receive wire payments directly from our International Payments Service Centre (IPSC).

The major benefit of this service is faster turn-around time as the branch network is bypassed, eliminating multiple manual processing.  Incoming wire payments are credited directly by IPSC and full payment details are provided by fax at the time of payment.

Our current turn around time for incoming US dollar wires is better than industry average due to our Harris Bank presence in the USA.  However we believe that DCIWPS will further improve our turnaround time.  In addition, the time spent tracing these wires and the inconvenience of numerous investigative telephone calls would be diminished and possibly eliminated.  The service could also be used for incoming wires from other companies such as Travelex.

Specific routing instructions including transit and account numbers must be provided to the financial institution wiring the funds.

Routing instructions and the documentation required to implement this service can be found in attachment # III.

We are pleased to offer this service at a cost of $10.00 per incoming wire.  The costs are debited from your account monthly and a statement is provided.

Outgoing Wires

We are pleased to offer a discounted cost of $30.00 per transaction for this service.

Bank of Montreal also offers the ability to electronically submit wire payment instructions in Canadian and U.S. dollars through our ESQwire Wire Payments Service.  ESQwire provides a Windows™-based facility that allows you to create and initiate wire payments from your desktop without the need to provide instructions to the Bank.

We will be pleased to provide additional details about this service if it is of interest to Money Mart.  Please be aware however that there is settlement risk attached to this service that would necessitate additional funds remaining in the Cash Collateral account.

Cheque Clearing Facility (CCF)

Bank of Montreal’s Cheque Clearing Facility offers a convenient, cost-effective way to remit funds to the United States.

CCF enables you to issue US dollar cheques that can be readily negotiated by US banks.  This means that your suppliers/payees will have no difficulty in negotiating your cheques.  Since the US and Canadian clearing systems are not compatible, US Banks frequently require that US cheques drawn on Canadian banks be sent on a collection basis.

The special cheques that are printed for this arrangement may be used only when remitting funds to payees in the United States.  If US dollar cheques are to be issued to payees in Canada, a separate account is required.

The required cheque specifications for this service can be found in attachment # IV.

We would be pleased to provide further details if you feel that this service will be of benefit to Money Mart.

Account Reconciliation Service

To assist in the reconciliation of your Bank statements and cancelled cheques, the Bank provides automated computerized Account Reconciliation Plans as follows:

Partial Reconciliation: Partial reconciliation is available with the following output options.

Plan 1 - Paid cheque listing (on paper) with sorted cheques

This plan provides a computerized Reconciliation Report, which can coincide with your accounting cycle.  The Report lists paid cheques in serial number order, showing serial number, dollar amount and paid date.  An option is also available to identify outstanding cheques under which you would supply the serial number range of cheques issued.  Under this plan, paid cheques are sorted in serial number order and returned in convenient storage boxes.

Plan 2 - As Plan 1 but with data output via Electronic Customer Access (ECA):

In addition to the Plan 1 features, paid cheque data is forwarded by direct electronic transmission.

Full Reconciliation: Plan 3 - Matching of paid cheques to customer-supplied issue date

This plan is designed for companies that require a complete account reconciliation package.  The customer supplies the Bank with issue data on magnetic tape or by electronic transmission.  The customer receives a hard copy printout, which lists all cheques issued and paid, in serial number order.  The printout shows serial number, dollar amount, paid date, issue date and provides totals of cheques paid and outstanding.  All paid cheques are sorted in serial number order and returned to the customer in convenient storage boxes.

Plan 4 - Simple Cheque Sort: Paid cheques, drawn on Canadian dollar accounts, are sorted in serial number order and returned in convenient storage boxes.

Pricing for this service ranges between $40.00 and $75.00 per month depending on the degree of detail required and if the data is delivered electronically or in hardcopy.  We can include in the contract fee if utilized.

Deposit Interest Arrangements

Canadian Dollar Accounts

Canadian Dollar Current Accounts will be paid interest by way of the Bank of Montreal Treasury Facility according to the following criteria:

Rate:   Prime commercial lending rate minus 2.50%

“Prime Rate” is a floating annual rate of interest established from time to time by Bank of Montreal as the base rate it will use to determine rates of interest on Canadian dollar loans to customers in Canada and designated as Prime Rate.

Calculated:   On average daily closing balances. (Calculated on all Canadian dollar balances)

Payable:   Monthly, on the last working day. (Credited to individual accounts or to one or more designated accounts, at your option)

Core Balance Requirement:   $100,000.00 in consolidated average balances. (Balances of all Canadian dollar accounts taken into consideration)

Deposit Cap:   $10,000,000.00 (Total of all Canadian Dollar Accounts)

Documentation:   A notice agreement is required in order to qualify for the treasury facility.  The agreement form can be found in attachment # V.

US Dollar Accounts

US Treasury Accounts

Rate:   US dollars base rate minus 4.50%

Calculated:   On daily closing collected balances.

Payable:   Monthly, on the last working day.

Core Balance Requirement:   $50,000.00 in consolidated average balances.

Deposit Cap:   $5,000,000.00

Documentation:   A notice agreement is required in order to qualify for the treasury facility.  The agreement form can be found in attachment # V.

Pricing of Services

We are pleased to offer National Money Mart Company, a contract price for the services detailed on page # 12 following.  All services indicated will be covered by the contract price and therefore will not be subject to volume driven activity fees.  The contract price offered is a fixed monthly fee of $68,750.00.  This fee was calculated on the basis of account activity on Money Mart’s accounts, as noted below and covers the Corporate Accounts and all outlets, 152 in number, that were in operation as of January 31st, 2001.

Component	Actual Volume	Cost Per Item	Total Cost

Deposits	4509	1.8405	8298.81
US Deposits	1709	2.76	4716.84
Items on Dep	360000	.09	32400.00
US Currency Dep (excluding float, calculated at 6% for 2 days)	$ 908000	.59/1000	535.72
Cheques Issued	608.1320		80.26
Chargebacks	7266	1.608	11683.73
Statements	12	4.67	56.04
EFT Debit/Credit	583.06		34.98
Credit/Debit Memos	906	1.05	951.30
Coin Ordered (rolls)	54300	.04	2172.00
Currency (bundles)	226518	.022	4983.40
IVR Orders	2123	.45	955.35
Fax Orders	148	10.00	1480.00
Directline			400.00

Total			$68748.43

Cost for New Outlets Added

For each new store added/acquired, the fixed monthly fee will increase by $450.00.  We are pleased to offer the following alternatives during the start up period:

•                    The first three months at no cost or

•                    Six months at 50% discount or $225.00 per month.

This pricing is based on the premise that deposit processing will be handled by Symcor Services and cash parcels will be prepared by one of our Currency Centres.

Stores opened in more remote locations must be serviced by our branches where our costs are considerably higher.  These branches typically receive their cash supply only once a week and rarely have dedicated resources for handling large commercial clients, such as Money Mart.  In order to defray costs in these remote locations, an additional fee of $250.00 per month will apply, consistent with existing arrangements.

Pricing Components

•                    Canadian and US dollar deposit processing, via FirstBank Cash Concentrator Service, including electronic reporting of information

•                    Cheques deposited

•                    Canadian Dollar mutilated currency and large bills ($1000 denomination) deposited

•                    US Currency deposited, excluding float on US cash deposits

•                    Chargebacks, including electronic reporting of information

•                    Cheques issued

•                    Cheque Clearing Facility

•                    Banks statements

•                    Currency and Coin supplied

•                    Daily Fax advice of cash orders

•                    Credit and debit memos

•                    Stop payments

•                    Bank confirmations

•                    DirectLine - Real Time Banking including Automated Access

•                    Direct Electronic Funds Transfer Services

Terms and Conditions

The foregoing pricing is offered for a period of three years commencing April 1st, 2001.  The pricing will not change within this term providing that volumes do not change by more than 25% for any significant category.

We would also appreciate receiving notification of any new services introduced that may have significant impact on account volumes pursuant to existing Money Mart operations.  It is our understanding Money Mart is evaluating a number of new business opportunities, the banking requirements for which may be materially different from current operations.  We will be receptive to assessing the banking requirements for any new services on a separate basis.

Telephone Verification Services

Calgary Telephone Service Centre, now referred to as MBanx Direct, will continue to provide cheque verifications for Money Mart.

At present, Money Mart outlets contact MBanx Direct by telephone via a 1-800 number.  The operator receiving the call immediately verifies any cheques drawn on Bank of Montreal.  For cheques drawn on other Financial Institutions, the operator records the information and faxes the request to an individual who is dedicated to providing this service to Money Mart.  This individual contacts the financial institution to verify funds etc, then contacts the appropriate store with the information.  Frequently a call to the store is required to verify the initial information provided as account numbers or transit numbers are often incorrect or other pertinent information is missing.  This of course delays the service that Money Mart provides to their customers.

MBanx proposes that all cheque verifications be faxed to the dedicated individual along with a copy of the items being verified.  This will speed up the service considerably as accurate information will be received at the outset.  In addition many FI’s require a copy of the item before they will provide verification.  This will afford a time saving to both Money Mart and the Bank allowing us to keep our costs to the minimum and providing Money Mart with the opportunity to improve service to customers.  Somewhat slower service would apply to items drawn on Bank of Montreal, however this would affect only 10 to 12 cheques daily.

The cost of the service would remain at present levels as the 1-800 number would be diverted to fax machines rather than to the operators.

We welcome the opportunity to discuss this proposed change with you in further detail.  We feel that enhanced service will be provided to Money Mart and as noted above this change will allow us to keep our costs at existing levels.

Collections

We believe that a dedicated resource to handle collection items and lost recourse issues has proven to be a worthwhile endeavor and recommend continuation of this arrangement.

The current structure will remain in place and as previously agreed Money Mart provides compensation to the Bank adequate to cover employee costs, which includes annual salary, benefits and vacation relief.  There is also a $2.50 per transaction fee, which covers out of pocket expenses such as postage and envelopes.  Long distance toll charges are in addition to these costs.

Currently the equivalent of 1.3 persons is utilized to complete the collection activities.  Experience shows an individual can handle between 700-800 collection items per month.  Volumes continue to climb and are nearing 2000 per month.  In order to ensure that adequate resources are available to deal with items on a timely basis, we recommend and request your approval to increase this complement to 2.0 full time equivalent persons.  We also propose a semi annual meeting to review the situation.  It may be necessary to increase manpower or revisit the types of items sent on a collection basis.

Loan Facilities

Bank of Montreal is pleased to advise the following loan facilities have been authorized for National Money Mart Company (hereafter referred to as the Borrower) on the terms and conditions outlined below.

Facility #1	Authorized Overdraft Facility

Amount	$7,000,000.00.

Purpose	For working capital and operating purposes and to provide cash parcels to the Borrower’s retail store outlets.

Availability

The authorized overdraft facility is subject to funds being assigned and on deposit in the Borrower’s US Dollar cash collateral account (account # 0012 4601 439); converted to a Canadian Dollar equivalent.

Interest Rate	Bank of Montreal Prime Rate.

Repayment	Interest monthly.

Facility #2	Direct Electronic Funds Transfer (DEFT) Facility.

Amount	$600,000.00

Purpose	For monthly direct payments to the Borrower’s landlords, bill payment services and electronic payment to Western Union for settlement of US Dollar money orders.

General Conditions

Advances under Facilities 1 and 3 are to be contained at all times within the US Dollar cash collateral account noted above, converted to a Canadian Dollar Equivalent.

Facilities provided are due on demand, subject to annual review.

Covenants

The Borrower will advise the Bank of Montreal, in advance, of any change(s) in the Borrower’s share ownership.

The Borrower is not to become an endorser/guarantor for any obligations other than in the ordinary course of business.

Reporting Requirements

In house financial statements of the Borrower, prepared in accordance with Generally Accepted Accounting Principles, are to be provided within 120 days of the Borrower’s fiscal year end.

Security Now Held

Cash Parcel Indemnity Agreement dated September 2, 1997

FirstBank Overdraft Lending Agreement dated August 31, 2000 in the amount of $15,000,000.00 (Note: To be replaced, refer Security to be obtained).

Pledge of Fluctuating Cash Collateral dated September 2, 1997 over account # .

Priority Agreement dated March 31, 2000 signed by Wells Fargo Bank National Association granting Bank of Montreal priority to all amounts on deposit in account number and/or replacement accounts.

Security to be Obtained

FirstBank Overdraft Lending Agreement in the amount of $7,000,000.00 (Note: to replace existing FirstBank Lending Agreement in the amount of $15,000,000.00).

Update Cash Parcel Indemnity

Offset Arrangements

A legal statutory offset is the process of offsetting the balance(s) in an overdraft position against deposit account balances.  Multiple account balances are reflected as a single net balance on Bank of Montreal’s books.  The offset provides the Bank the right to apply funds on deposit against an overdraft account.

The fees outlined in this proposal take into consideration the significant deposit and loan balances currently maintained.  Should Money Mart decide to pursue an offset arrangement, loan balances will be eliminated and deposit balances will decline significantly.

To compensate for the loss of these balances, we propose a monthly fee of $5,000.00.  Our analysis indicates an offset will generate net monthly savings to Money Mart of approximately $2,500.00 per month after offset fees are considered.

The forgoing facility recommendation is not a statement of intent or commitment on the part of Money Mart or the Bank of Montreal.  The Bank will be most receptive to proceeding to formal application to establish an offset arrangement.  This application will be subject to the Bank acquiring a first charge overall all Money Mart’s accounts by Wells Fargo Bank National Association subordinating their interest on these accounts and National Money Mart Company and Dollar Financial Group providing the Bank a Statutory Offset Agreement.

Merchant Services

Debit Card Processing

Effective December 1st, 2000, Bank of Montreal and Royal Bank joined forces to form a new company, Moneris Solutions, to handle all merchant credit, debit card and point of sales processing requirements.  Moneris combines the services, products and expertise of Bank of Montreal MasterCard Merchant Services and Royal Bank Visa Merchant Services.

Moneris Solutions combines the strength, security and stability of it’s two parent Banks, and brings an innovative approach to providing electronic payment processing solutions to businesses.  Moneris is the first company of its kind in Canada to offer Visa, MasterCard and Interac service through one source.

Arrangements for debit card processing and any future credit card processing should be made through Moneris Solutions.  The existing contract for terminal rental and debit card fees remains in place.

Your contact at Moneris Solutions is Carmen Pare’.  She can be reached by telephone, fax or e-mail as follows:

Phone:    250-391-1022

Fax:         250-391-1016

E-mail     carmen.pare@mail2.moneris.com

MasterCard Corporate Card Program

Bank of Montreal MasterCard Corporate Card Program can help manage business expenses more effectively.  It provides an integrated expense management system to replace all the various methods that may currently be in use.  It helps your company stay in control and may save you time and money.  It also provides your employees with a convenient payment tool for authorized goods and services.  The following two cards are available under the program:

MasterCard Business Card

More than just a credit card, BusinessCard is a better, simpler and smarter way to manage business expenses.  With this card organizations can better manage day-to-day business related expenses.  BusinessCard is also a convenient bookkeeping instrument.  It allows for separate recording of personal and business expenses and can simplify tax preparation.

A $30.00 annual fee per card applies to standard BusinessCard and a $40.00 annual fee per card for BusinessCards with enhanced insurance features.

MasterCard Corporate Card

Bank of Montreal Corporate Card is a revolutionary way to help companies and organizations manage the purchasing process.  It streamlines small dollar purchasing and lets you empower your employees to order goods and services directly from suppliers.  Your employees are provided with Corporate Cards with pre-set limits that you can change when needed.  Processing, tracking and reconciliation costs can be reduced and you no longer need to manage and pay all of the directly billed invoices from vendors.  Reports, designed to your specifications, as well as invoices can be forwarded to Money Mart’s office as well as any other locations that you designate. 24-hour access to account activities is available via the Internet.

A $30.00 annual fee per card applies to those cards with a 7-day grace period and a $40.00 fee per card for a 21-day grace period.

Key Contacts

Name	Title	Phone Fax
D.R. (Dave) Cross	Vice President	405-2000 405-2028

W.E.E. (Bill) Snell	Senior Manager, Commercial Banking	405-2090 405-2047

Frank Gallo	Account Manager	361-8447 405-2047

Claudia Lefebvre	Customer Service Officer	405-2072 405-2047

Carol Lindsay	Manager, Cash Management	405-2037 405-2047

Darlene Fuhr	Customer Service Representative	405-2029 405-2047

Attachments

I	Indemnity for Third Party Cheques

II	Cash Parcel Indemnity

III	Direct Credit Incoming Wire Payment Agreement and Routing Instructions

IV	Cheque Clearing Facility — Cheque Specifications

V	Treasury Account Agreements

INDEMNITY FOR THIRD PARTY CHEQUES

TO:    BANK OF MONTREAL (including its subsidiaries and affiliates, the “Bank”)

----------------------------------- ( the “Customer”), in consideration of the Bank agreeing to accept cheques payable to third parties for deposit to Customer accounts held at the Bank (the “Accounts”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, hereby agrees as follows:

1.                                      The Customer hereby requests and authorizes the Bank to accept for deposit to the Accounts, cheques and other instruments made payable to third parties.

2.                                      The Customer agrees to obtain or provide, upon request by the Bank, any endorsements requested by any person, including the payee, drawee or drawer of such a cheque or other instrument or the Bank, on a timely basis.  Without limiting the foregoing, the Customer agrees to endorse every instrument on its own behalf prior to deposit with the Bank.

3.                                      The Customer agrees to indemnify and save the Bank harmless from and against, and the Bank may debit any account(s) of the Customer with the Bank for, any and all losses, costs, damages, actions, charges, complaints, consequences, demands, expenses, and liabilities whatsoever which the Bank may incur, sustain or suffer, directly or indirectly, as a result of the Bank accepting instruments payable to parties other than the Customer, whether or not endorsed, and including all legal costs and expenses on a solicitor and client basis incurred in connection with any such claims or liabilities, and including, without limitation, any claims in conversion and any claims relating to forged or fraudulent instruments.  The Customer agrees to indemnify the Bank, and authorizes the Bank to charge back any account(s) of the Customer, including, but not limited to the Accounts, for the full amount of any instruments returned to the Bank through the clearing or otherwise.  In the event that there are insufficient funds in the Accounts or any other account(s) of the Customer to cover the aforementioned amounts, the Customer shall pay the amount of any deficiency upon demand by the Bank.

4.                                      The Customer shall maintain such minimum cash balances in the Accounts as the Bank may from time to time require.  The Customer shall provide such further and other security in support of this Indemnity as the Bank may from time to time require.

5.                                      The Customer confirms that the Bank is not obliged or required to monitor any requirements or obligations to the payees of the cheques or other instruments deposited by the Customer pursuant to any agreement as between the payees and the Customer; and the Customer acknowledges that the Bank’s duty of care will be the degree of skill and care that the Bank accords to all accounts and funds maintained and held by it on behalf of its customers.

6.                                      All agreements in place between the Customer and the Bank respecting the operation of the Accounts shall continue to apply to their respective accounts.

7.                                      This indemnity shall not be amended or cancelled except by written consent of the Bank.

8.                                      It is the express wish of the parties that this Agreement and any related documents be drawn up and executed in English.  Les parties conviennent que la présente convention et tous les documents s’y rattachant soient rédigés et signés en anglais.

Dated this   /   day of March   , 2001.

National Money Mart Company

Per:	/s/ Mike Hudson
Name: MIKE HUDSON
Title: V.P FINANCE

Per:	/s/ Howard Pryde
Name: HOWARD PRYDE
Title: CONTROLLER

Bank of Montreal

1225 Douglas Street

Victoria BC

V8W 2E6

Cash Parcel Indemnity

The undersigned requests the Bank of Montreal to release cash parcels to First Island Armoured Transport Ltd., Brinks Canada Ltd. and/or Securicor Cash Services or any other company advised by National Money Mart Company.  The parcels will be accepted on a “said to contain basis” as per form 537BL, Cash Requisition Slip, recapping contents.

In consideration of the Bank of Montreal acting upon these instructions, the undersigned indemnifies and agrees to save harmless the Bank of Montreal from any and all claims, actions and demands which may be made upon it by National Money Mart Company in respect to any cash overages or shortages between the reported cash parcels and the actual balance.

Notwithstanding the foregoing, at the sole discretion of the Bank of Montreal, the Bank will honour reasonable requests providing that notification is received within 5 days and that the notification is accompanied by the appropriate documentation.

National Money Mart Company

Per:	/s/ Mike Hudson

Per:	/s/ Howard Pryde

Direct Credit Incoming Wire Payment Service

Client Name:	National Money Mart Company

Wire Payments Account ID’s	USD

Your Wire Payments Account Identifier consists of 11-digits, 4-digit Branch transit number and 7-digit account number.  Wire payment routing instructions for directing your inbound wire payments to your account number ID at Bank of Montreal are attached.

Process

As payment instructions are received, the Bank’s Wire Payments system automatically looks for the 11-digit Account Number Identifier quoted on the first line of the Beneficiary field of the incoming wire payment message.

If there is a match for the Beneficiary Account Number ID on the payment instructions and your account number ID’s registered on our Wire Payments database, the system automatically processes the financial entries directly to the Beneficiary account ID.  This is commonly known as fully qualified, machine-readable, straight-through processing.

Our Direct Credit Incoming Wire Payment Service can transmit an advice to your designated FAX number, if applicable.  If you do not require an advice of the payment details, the arrangements can be established to credit the proceeds without generating an advice.

If the Account Number ID is incomplete in the beneficiary field on the payment instructions, the instructions are routed for the “Repair Queue” for our operators to correct, if possible and proceed with the direct credit processing.

If the Account Number ID is not quoted, incorrectly quoted or positioned elsewhere than the first line of the beneficiary field, the payment proceeds are sent to the named branch of account for manual processing, causing delays in the beneficiary’s receipt.

Once our Payments System can read your Account Number Identifier for your designated recipient account, you should see wire payment proceeds through-out the day on value date, up to our final batch processing at 19:15 hours Eastern Time, which is after the Payment Networks close in Canada and the USA.

Treasury Account

Application and Agreement

To:          Bank of Montreal

                1225 Douglas Street

                Victoria BC

                V8W 2E6

From:      National Money Mart Company

                2940 Jutland Road Suite 201

                Victoria BC

                V8T 5K6

The undersigned hereby requests the renewal of Treasury Accounts as attached and agrees to be bound by the following terms and conditions:

1.                                      The Bank shall pay interest on the daily closing account balances, calculated at the US Dollar base rate for that day less 4.50% on all balances.

2.                                      Interest will be calculated and paid monthly provided that the consolidated average monthly balance for the month exceeds the core balance requirement of $50,000.00.

3.                                      The Bank shall not be obligated to pay interest on daily account balances that are in excess of $5,000,000.00 (US).

4.                                      Subject to paragraph 7 herein, withdrawals may be made without interest penalty.  The Bank has the right to require twenty-four (24) hours prior notice of withdrawal.

5.                                      Chequing privileges are permitted.

6.                                      This agreement may be terminated by the undersigned at any time upon twenty-four (24) hours written notice to the Bank and may be terminated by the Bank at the end of the twelve (12) month period after the date of the first deposit to the account hereunder by the undersigned or at the end of any month thereafter by seven (7) days prior written notice to the undersigned.

7.                                      The Bank reserves the right to amend the interest rate to be paid as set out in paragraph 1 of this agreement and shall provide prompt written notice of any such adjustments to the undersigned as follows:

•                                           In the event of any change in any law or regulation (whether or not having force of law) or in the interpretations thereof by any competent government authority charges with administration thereof

Victoria BC	Dated March 1, 2001.

National Money Mart Company

	By:	/s/ Mike Hudson
Authorized Signature

	By:	/s/ Howard Pryde
Authorized Signature

US Dollar Treasury Account Numbers

Treasury Account

Application and Agreement

To:	Bank of Montreal
1225 Douglas Street
Victoria BC
V8W 2E6

From:	National Money Mart Company
2940 Jutland Road Suite 201
Victoria BC
V8T 5K6

The undersigned hereby requests the renewal of Treasury Accounts as attached and agrees to be bound by the following terms and conditions:

1.                                      The Bank shall pay interest on the daily closing account balances, calculated at the Bank’s prime rate for that day less 2.50% on all balances.

2.                                      Interest will be calculated and paid monthly provided that the consolidated average monthly balance for the month exceeds the core balance requirement of $100,000.00.

3.                                      The Bank shall not be obligated to pay interest on daily account balances that are in excess of $10,000,000.00 (Canadian).

4.                                      Subject to paragraph 7 herein, withdrawals may be made without interest penalty.  The Bank has the right to require twenty-four (24) hours prior notice of withdrawal.

5.                                      Chequing privileges are permitted.

6.                                      This agreement may be terminated by the undersigned at any time upon twenty-four (24) hours written notice to the Bank and may be terminated by the Bank at the end of the twelve (12) month period after the date of the first deposit to the account hereunder by the undersigned or at the end of any month thereafter by seven (7) days prior written notice to the undersigned.

7.                                      The Bank reserves the right to amend the interest rate to be paid as set out in paragraph 1 of this agreement and shall provide prompt written notice of any such adjustments to the undersigned as follows:

•                                           In the event of any change in any law or regulation (whether or not having force of law) or in the interpretations thereof by any competent government authority charges with administration thereof

Victoria BC	Dated March 1, 2001.

National Money Mart Company

	By:	/s/ Mike Hudson
Authorized Signature

	By:	/s/ Howard Pryde
Authorized Signature